UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 22, 2010
CBIZ, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32961	22-2769024

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6050 Oak Tree Boulevard South, Suite 500 Cleveland, Ohio	44131

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 216-447-9000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e): Compensatory Arrangements of Certain Officers.
On November 22, 2010, CBIZ, Inc., upon authorization by the Compensation Committee of the Board of Directors, executed an amendment to the employment agreement between the Company and its Chief Financial Officer, Ware H. Grove. The terms and conditions of this amendment are set out in the Amended Employment Agreement (“Amendment”).
The Amendment maintains most of the same employment terms as the original Employment Agreement, dated December 12, 2000 (“Agreement”). Under the Agreement, if he were terminated for any reason other than for cause, Mr. Grove would have been entitled to a severance payment consisting of the continuation of his base salary for a period of twelve (12) months. In addition, if he chose to voluntarily terminate his employment following a change of control, Mr. Grove would have been entitled to a severance payment consisting of the continuation of his base salary for a period of twenty-four (24) months.
Under the Amendment, Mr. Grove is now entitled to a severance payment consisting of two times the sum of his current year base pay plus the average of his bonus payments for the prior three years, payable on a monthly pro-rata basis over the twenty-four months following his separation from service. This formula applies in separations from service that occur for any reason other than for cause and in the event of a voluntary termination of employment following a change of control. In addition, Mr. Grove is now entitled to continued health coverage for up to twenty-four months following his separation from service for any reason other than for cause, or if he voluntarily terminates his employment following a change of control. The Amendment also defers any termination payments that would be in excess of annual deductibility limits imposed by IRS Section 162(m), and includes additional changes related to IRC Section 409(A) compliance. A copy of the Amendment is attached hereto as Exhibit 99.1.
Item 9.01(d). Exhibits
99.1 Amended and Restated Employment Agreement between Ware H. Grove and CBIZ, Inc., dated November 22, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 24, 2010

CBIZ, INC.
/s/ MICHAEL W. GLEESPEN
Michael W. Gleespen
Corporate Secretary